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                                                                    EXHIBIT 99.1




                       (ARLINGTON HOSPITALITY LETTERHEAD)


For Immediate Release
CONTACT:                                          MEDIA CONTACT:
James B. Dale, Chief Financial Officer            Jerry Daly or Carol McCune
847-228-5401 x 361                                703-435-6293
jimdale@arlingtonhospitality.com                  jerry@dalygray.com


            ARLINGTON HOSPITALITY, INC. ANNOUNCES MARCH 2004 RESULTS;
                   OPENS AMERIHOST INN HOTEL IN WEIRTON, W.V.


         ARLINGTON HEIGHTS, Ill., April 21, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced March 2004 same-room operating results for the AmeriHost Inn hotels in which the company has an ownership interest. Arlington also announced the opening of a new AmeriHost Inn hotel in Weirton, W.V.

MARCH RESULTS

         Same-room revenue per available room (RevPAR) in March 2004 increased
2.6 percent to $30.38, compared to March 2003. Occupancy increased 1.1 percent to 54.8 percent, and average daily rate (ADR) increased 1.3 percent to $55.42. The March 2004 same-room results include 54 AmeriHost Inn hotels which have been opened for at least 13 months.


                                                    One Month      Three Months
                                                      Ended           Ended
                                                     March 31        March 31
                                                    ---------      ------------
Occupancy - 2004                                       54.8%            48.5%
Occupancy - 2003                                       54.2%            48.9%
Increase (decrease)                                     1.1%            (0.8%)

Average Daily Rate - 2004                            $55.42           $55.60
Average Daily Rate - 2003                            $54.70           $54.48
Increase (decrease)                                     1.3%             2.1%

RevPAR - 2004                                        $30.38           $26.95
RevPAR - 2003                                        $29.65           $26.66
Increase (decrease)                                     2.6%             2.3%



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Arlington Hospitality
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         According to Smith Travel Research, preliminary results for March 2004 indicate that RevPAR for the midscale without food and beverage segment of the lodging industry will improve between 6 percent and 8 percent, compared to March 2003.

SALES/DEVELOPMENT ACTIVITY

         As previously announced, the company sold two wholly owned AmeriHost Inn hotels in March 2004, generating gross proceeds of $7.1 million, of which $3.9 million was used to payoff the related mortgage debt. The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements during the quarter in which the sale transactions close.

         On April 7, 2004, the 79-room AmeriHost Inn & Suites opened in Weirton, W.V. This hotel was constructed by Arlington for a joint venture in which the company is a partner.

         Currently, the company has four hotels under contract for sale, which are expected to be consummated within the next six months. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

         The sales and development activities and amounts set forth above, do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

         For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice

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Arlington Hospitality
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President - Real Estate and Business Development via email at
stevem@arlingtonhospitality.com, or by telephone at (847) 228-5401, ext. 312.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 104-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 63 properties in 17 states, including 56 AmeriHost Inn hotels, for a total of 4,590 rooms, with additional AmeriHost Inn & Suites hotels under development.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."